                                                                    Exhibit 5(a)


THE FRANKLIN
LIFE INSURANCE COMPANY
SPRINGFIELD, ILLINOIS




                                                   A Legal Reserve Stock Company

Contract Number


Name of Annuitant


First Contract Year Begins                        Stipulated Payment Period


Maturity Date


Beneficiary


     The Franklin Life Insurance Company agrees to pay a life annuity consisting of a series of monthly income payments if the Annuitant is living on the Maturity Date. The first such payment will be made on the Maturity Date and subsequent payments will be made on the same day of each month thereafter so long as the Annuitant shall live. The dollar amount of such payments will be determined as provided in provisions 29, 30, 31 and 33 for the First Settlement Option.

     Upon receipt of due proof of the death of the Annuitant occurring before the Maturity Date, the Company agrees to pay to the Beneficiary the Cash Surrender Value at the Valuation Date coincident with or next following the date on which written notice of death is received by the Company.


     The provisions on this and the following pages are part of the Contract.

          Signed for the Company at Springfield, Illinois.


------------------------                               -------------------------
       Secretary                                               President

                        A Brief Description of This Contract

This is a Deferred Variable Annuity or Variable and Fixed Annuity Contract. A death benefit is payable before Maturity Date. Income is payable for life, first payment at Maturity Date. Schedules of additional Benefits and Stipulated Payments appear on Page 2.

          ALL INCOME PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT,
          WHEN BASED ON INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT,
          ARE VARIABLE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT.


FORM 1170
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                                    POLICY DATA


               Date of Issue  DECEMBER 1, 1970          MALE 35  Age and Sex

             Contract Number  1234567

           Name of Annuitant  BENJAMIN FRANKLIN

  First Contract Year Begins  DECEMBER 1, 1970         30 YEARS  Stipulated
                                                                 Payment
               Maturity Date  DECEMBER 1, 2000                   Period

                 Beneficiary  DEBORAH FRANKLIN, WIFE


                                 STIPULATED PAYMENT

Stipulated Payment Interval        ANNUAL

Stipulated Payment of $1,000.00 including the premium for any Additional Benefits described below. Later stipulated payments may be reduced as provided in any Additional Benefits Supplemental Agreement.

Account allocation of Stipulated Payment excluding premium for Additional Benefits provided by Supplemental Agreement.

               Fixed Dollar Annuity 50.0%         Separate Account 50.0%




                          SCHEDULE OF ADDITIONAL BENEFITS
                      (as provided by Supplemental Agreement)


    Form                                            Annual             Years
   Number          Description of Benefits          Premium           Payable*

     ---                     NONE                      ---              ---


*Premiums are payable for the number of contract years stated or until prior death of the Annuitant.


FORM 1170                                                                 PAGE 2
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                                GENERAL DEFINITIONS

1. DEFINITIONS        As used in this contract, the terms:
                      (a) "Variable Annuity" means an annuity with payments varying in amount in accordance with the net investment experience of the Separate Account;
                      (b) "Fixed Dollar Annuity" means an annuity with payments which remain fixed as to dollar amount throughout the payment period;
                      (c) "Stipulated Payment" means an amount paid to the Company under this contract as a consideration for the benefits described herein, and includes the premium for any additional benefits provided by Supplemental
                      Agreement;
                      (d) "General Account" means all assets of the Company other than those in a Separate Account. Reserves for any fixed dollar benefits shall be maintained in the General
                      Account;
                      (e) "Separate Account" means those assets of the Company in a segregated investment account entitled "Franklin Life
                      Variable Annuity Fund A" established by the Company pursuant to Illinois law;
                      (f) "Cash Surrender Value" means the value of the Accumulation Units credited to this contract determined on the basis set forth in the Valuation Provision;
                      (g) "Valuation Date" means the date as of which the Accumulation Unit value is determined;
                      (h) "Valuation Period" means the period, as determined by the Company, of not more than 7 calendar days beginning on the day after any Valuation Date and ending on the next
                      Valuation Date;
                      (i) "Accumulation Unit" means a unit used to measure the value of an Owner's fixed dollar annuity or interest in the Separate Account prior to the date on which annuity payments commence; (See provision 24 dealing with accumulation unit values.)
                      (j) "Annuity Unit" means a unit used to determine the amount of each annuity payment after the first; (See provision 32 dealing with annuity unit values.)
                      (k) "Attained Age" of the Annuitant on any date after the Date of Issue means the age of the Annuitant at issue as shown on page 2 plus the number of years, including fractions, elapsed from the Date of Issue to such date;
                      (l) "Written request" means a written request satisfactory to the Company, filed at its Home Office in Springfield, Illinois.

                                 GENERAL PROVISIONS
2. THE CONTRACT       Consideration-Entire Contract: This contract has been
                      issued in consideration of the application and of the
                      payment of stipulated payments as provided.  This contract and the application, a copy of which is attached to and
                      made a part of this contract, constitute the entire
                      contract and shall be construed according to the laws of
                      the jurisdiction where it is made.
                      Statements in Application: All statements made in the
                      application shall, in the absence of fraud, be deemed
                      representations and not warranties.  No statement shall be used in defense to a claim under this contract unless it
                      is contained in the application and unless a copy of the
                      application is attached to this contract when issued.
                      Modification:  Any change in this contract will be valid
                      only when it is approved in writing by the President or
                      Secretary of the Company, and the approval is endorsed on
                      the contract or otherwise recorded as the Company may
                      require.  No agent or person other than the above has the
                      authority to change, modify or waive any provision of this contract or to extend the time for paying any stipulated
                      payment.
3. INCONTESTABILITY   This contract will be incontestable after it has been in
                      force during the lifetime of the Annuitant for 2 years
                      from its date of issue, except for nonpayment of
                      stipulated payments and except as to the terms of any
                      provision for disability benefits or accidental death
                      benefits.
4. SUICIDE            If within 2 years from date of issue the Annuitant
                      (whether sane or insane) shall die by suicide, this
                      contract shall automatically terminate and the amount
                      payable in lieu of all other benefits shall be limited to
                      the Cash Surrender Value at the date of death plus the sum of the additional premiums paid prior to death for any
                      Supplemental Agreement attached to this contract.
5. AGE AND SEX        If the age or sex of the Annuitant has been misstated, the amounts payable and any benefits accruing hereunder shall
                      be such as the stipulated payments paid would have
                      purchased at the correct age and sex of the Annuitant.
                      Any underpayments already made by the Company shall be
                      made up immediately and any overpayments made by the
                      Company shall be charged against the benefits falling due
                      after adjustment, with compound interest at 5.7% a year in advance.
6. OWNERSHIP AND      Owner: The Owner of this contract will be the Annuitant
      ASSIGNMENT      unless otherwise designated in the application for this
                      contract, or otherwise provided by endorsement at date of issue or unless subsequently changed as provided below.
                      The relationship of the Owner is the relationship to the Annuitant, unless otherwise stated. During the Annuitant's lifetime, all rights under this contract belong exclusively to the Owner unless the Owner provides otherwise by written request. Such rights include the right to assign or surrender this contract and to exercise, receive and enjoy every other right, option and privilege conferred by this contract or allowed by the Company.
                      Change of Ownership: The Owner may designate a new Owner and may designate or change a Contingent Owner at any time during the Annuitant's lifetime by filing a written request at the Home Office of the Company. Such designation or change will take effect only when endorsed upon this contract or otherwise recorded as the Company may require, but upon endorsement or recording the change will relate back to, and take effect as of, the date said written request was signed whether or not the Annuitant be living at the time of such endorsement or recording, subject to the rights of any Assignee of record with the Company and subject to any payment made or action taken by the Company before the written request for designation or change was received at the Home Office.
                      At the death of the Owner during the Annuitant's lifetime, the Contingent Owner, if any, will become the Owner, but if no Contingent Owner is then living, ownership will pass to the estate of the Owner.
                      Assignment: No assignment of this contract will be binding on the Company unless the assignment is in writing and filed at the Home Office. The Company is not responsible for the validity of any assignment.


FORM 1170                                                                 PAGE 3
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7. BENEFICIARY        Determination of Beneficiary:  The Beneficiary to receive
                      any death benefit will be designated on page 2 of this contract, unless otherwise provided by endorsement at date of issue or unless subsequently changed as provided below. The relationship of the Beneficiary is the relationship to the Annuitant, unless otherwise stated. When any benefit becomes due by reason of the Annuitant's death, the benefit will be paid equally to the Beneficiaries then living in the following order (unless otherwise provided):
                      (1) the primary Beneficiaries;
                      (2) the first contingent Beneficiaries, if any, provided
                          none of the primary Beneficiaries are living;
                      (3) the second contingent Beneficiaries, if any, provided
                          none of the primary and first contingent Beneficiaries are living.
                      If no Beneficiary be living at death of the Annuitant, the death benefit will be paid to the Owner or the executors or administrators of the Owner.
                      Change of Beneficiary: Any Beneficiary may be changed by the Owner at any time during the Annuitant's lifetime by filing a written request at the Home Office of the Company. Such change will take effect only when endorsed upon this contract or otherwise recorded as the Company may require, but upon endorsement or recording the change will relate back to, and take effect as of, the date said written request was signed whether or not the Annuitant be living at the time of such endorsement or recording, subject to the rights of any Assignee of record with the Company and subject to any payment made or action taken by the Company before the written request for change was received at the Home Office.
                      Claims of Creditors: Any amount due any Beneficiary under this contract will be exempt from the claims of creditors of such Beneficiary to the extent permitted by law and may not be assigned or withdrawn before becoming payable unless otherwise agreed to by the Company.

8. SETTLEMENT         Any death benefit becoming due is payable immediately upon receipt at the Home Office of the Company due proof of death. If any settlement is not made by payment of a single sum, a Supplementary Contract will he issued by the Company which shall set forth the terms and conditions of payment.

                      In any settlement of this contract, by reason of death, surrender or otherwise, the Company may require return of this contract.

9. CASH SURRENDER     The Owner may surrender this contract for its Cash
            VALUE     Surrender Value by written request at any time before
                      the commencement of annuity payments. On the due date of any Stipulated Payment, the portion of the contract in either Account may be surrendered, provided that portion of the total Stipulated Payment allocated to the other
                      Account on the date of surrender was at least equal to the minimum amount required by the Company under its usual underwriting practices on that date.
                      The Cash Surrender Value will be computed on the Valuation
                      Date coincident with or next following the date on which written request for surrender is received by the Company at its Home Office, and any cash payment will be made within 7 days thereafter except as the Company may be permitted to defer such payment under the Investment
                      Company Act of 1940, as in effect at the time such request is received.

10. PAID-UP           If within 31 days after the due date of the first unpaid
    ANNUITY           Stipulated  Payment  the Annuitant fails  to  surrender
                      the contract for its Cash Surrender Value, this contract will be continued so that at the Maturity Date benefits provided by the then existing Accumulation Units may be received in accordance with the provisions of this contract.

11. TERMINATION       If total Stipulated Payments paid are less than $240.00 in
    OF CONTRACT       each of 3 consecutive contract years (excluding the first
                      contract year), and if the Cash Surrender Value on the contract anniversary date at the end of such 3 year period is less than $500.00, the Company may terminate this contract but not until 31 days after the Company shall have mailed notice of termination to the last known address of the Owner or any Assignee of record. The
                      Company will pay to the Owner the Cash Surrender Value, if any, upon such termination of this contract.

12. NONQUALIFI-       In the event that this contract fails to qualify as
      CATION OF       a "qualified pension, profit sharing or annuity
       CONTRACT       contract", the Franklin shall have the right, upon
                      receiving notice of such fact, to transfer as of the date of receipt of such notice, the portion of this contract in the Separate Account to the General Account less a deduction for the appropriate part attributable to this contract of any Federal income tax payable by Franklin which would not have been payable if this contract had been at all times a "qualified pension, profit sharing or annuity contract." Thereafter, all net Stipulated Payments will be allocated to the General Account and only fixed dollar annuity or fixed dollar installment benefits will be available under any Settlement Option. The Franklin reserves the right to require proof of this contract's qualification under the Internal Revenue Code prior to commencement of any variable annuity or variable installment benefit. "Qualified pension, profit sharing, or annuity contract" means any contract in this form which implements a plan or agreement which meets the requirements for qualification under Sections 401 or 403(a) of said Code or is being purchased under Section
                      403(b) for an employee by an organization described in
                      Section 501(c)(3) and exempt from taxation under Section
                      501(a), or is being purchased under Section 403(b) for an employee by a public school described in Sections 403 (b)
                      (1) (A) (ii) and 151 (e) (4). As used in this contract, all references to sections of the Internal Revenue Code mean said sections as now or hereafter amended, or any corresponding provisions of prior or subsequent United
                      States Revenue laws.

13. PROOF OF          The Company shall have the right to require evidence of
    SURVIVAL          the survival of any Payee at the time any payment to such
                      Payee is due.

14. NONPARTICI-       This contract is nonparticipating and will not share in
        PATING        the surplus earnings of the Company.


FORM 1170                                                                 PAGE 4

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15- VOTING RIGHTS     The Owner shall have the right to vote only at the
                      meetings of the Separate Account Contract Owners. Ownership of this contract shall not entitle any person to vote at any meeting of shareholders of the Company. Votes attributable to the contract shall be cast in conformity with the provisions of the Rules and Regulations of the Separate Account.

16.  OWNERSHIP OF     The Company shall have exclusive and absolute ownership
       ASSETS AND     and control of its assets, including all assets, in the
    DETERMINATION     Separate Account.  Determination by the Company of the
        OF VALUES     value of an Accumulation Unit and an Annuity Unit by the
                      method described in this contract will be conclusive upon the Owner, Annuitant, and any Beneficiary.

                                STIPULATED PAYMENTS
17. STIPULATED        Stipulated Payments are payable in advance at intervals of
      PAYMENTS        12 months (annually), 6 months (semiannually), 3 months
                      (quarterly) or, at the option of the Company, one month
                      (monthly). The first Stipulated Payment is due as of the date of issue and each subsequent Stipulated Payment is due on the first day following the interval covered by the next preceding Stipulated Payment and on the same date each month as the Date of Issue. The amount of the Stipulated Payment on an annualized basis may be increased up to twice the first Stipulated Payment on an annualized basis or decreased on the date on which any Stipulated
                      Payment is due.  Receipt by the Company of A Stipulated
                      Payment different on an annualized basis from the previous payment received will constitute notice of change in the amount of the Stipulated Payments.
                      The mode of Stipulated Payment may be changed only on a Contract Anniversary unless otherwise agreed by the Company. No single Stipulated Payment allocated to the Separate Account or to the Fixed Dollar Annuity shall be less than $20.
                      Stipulated Payments are payable to the Company, either at its Home Office or elsewhere, in exchange for the Company's receipt therefor, signed by the President or the Secretary.
                      The payment of any Stipulated Payment shall not continue this contract in force beyond the date when the next
                      Stipulated Payment is due, except as otherwise provided herein. Failure to pay a Stipulated Payment on or before the date on which it is due constitutes default in Stipulated Payments. As long as any Stipulated Payment remains unpaid, the date of default is the earliest date on which an unpaid Stipulated Payment was due.

18. GRACE PERIOD      A grace period of 31 days will be allowed for the payment
                      of every Stipulated Payment after the first, during which period this contract remains in force. Each Stipulated
                      Payment received during the grace period will be applied in accordance with provisions 17 and 2l.

19. RESUMPTION OF     If Stipulated Payments have been discontinued, and this
       STIPULATED     contract has not been surrendered for its value, the
         PAYMENTS     Owner may resume making Stipulated Payments for the
                      annuity at any time, subject to the requirements of the Stipulated Payment provision above. If the first
                      Stipulated Payment made on resumption is not accompanied by any notice to the contrary, it shall be treated as made on the same frequency of payment as the last payment made and, for determining the due date of the next Stipulated
                      Payment, as if due on the monthly anniversary of the Date of Issue falling in the calendar month in which the payment is actually received by the Company at its Home
                      Office.

20.  REINSTATEMENT    If this contract has not been surrendered for its value,
   OF SUPPLEMENTAL    any Supplemental Agreement attached to this contract
        AGREEMENTS    which has been terminated for nonpayment of premiums may
                      be reinstated at any time within 5 years of termination, upon presentation of evidence of insurability of the Annuitant satisfactory to the Company, the payment of all premiums for such Supplemental Agreement in arrears with interest at 5.7%, a year in advance, and the payment of a total Stipulated Payment at least equal to that shown on page 2 of the contract.

                                VALUATION PROVISIONS
21. NET STIPULATED    The Net Stipulated Payment is equal to (a) 91% of the
          PAYMENTS    amount obtained by deducting from the Stipulated Payment
                      any premium for additional benefits provided by Supplemental Agreement attached to this contract, less (b) any premium taxes on such Stipulated Payment.
                      When a Stipulated Payment is received in the Home Office of the Company, the Net Stipulated Payments for each Account (determined in accordance with the Account allocation percentages specified on page 2 of the contract) are applied separately, to provide Accumulation
                      Units. The number of Accumulation Units provided in each Account is determined by dividing the Net Stipulated
                      Payment for that Account by the dollar value of one
                      Accumulation Unit in that Account on the last day of the Valuation Period in which the Stipulated Payment is received at the Home Office. The number of Accumulation
                      Units so determined will not be affected by any subsequent changes in the dollar value of Accumulation Units. The dollar value of the Accumulation Unit in the General
                      Account will increase uniformly each Valuation Period; the value of the Accumulation Unit in the Separate Account may vary from period to period as set forth below.

22.  ADDITIONAL       Each month during the first 5 contract years, the Company
   FIXED DOLLAR       will increase the number of Fixed Dollar Annuity
        ANNUITY       Accumulation Units in the General Account by a number
   ACCUMULATION       which is equivalent to a l% a year additional net
          UNITS       investment rate.  Each month during the 6th to 10th
                      contract years, inclusive, the Company will increase the number of Fixed Dollar Annuity Accumulation Units in the
                      General Account by a number which is equivalent to a 1/2% a year additional net investment rate. By action of its Directors, the Company may credit additional Fixed
                      Dollar Annuity Units at any time.

23. NET INVESTMENT    (a) The net investment rate for any Valuation Period for
      RATE AND NET    the General Account is guaranteed, and is equivalent
 INVESTMENT FACTOR    to an investment rate of 3 1/2% compounded annually,
                      except that, for benefits provided bv the Fifth, Sixth, and Seventh Settlement Options it shall be 3% compounded annually.


FORM 1170                                                                 PAGE 5
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                      (b) The net investment rate for any Valuation Period for
                      the Separate Account is equal to the gross investment rate for that Account for the period expressed in decimal form to 8 places less a deduction of .00003945 for each day of such Valuation Period. Such gross investment rate is equal to (i) the investment income for the Valuation Period, plus capital gains and minus capital losses for the period, whether realized or unrealized, on the assets of the Separate Account less a deduction for any applicable taxes arising from such income and realized and unrealized capital gains attributable to the assets of the Separate Account, divided by (ii) the value of the assets in the Separate Account at the beginning of the Valuation Period. The gross investment rate may be positive or negative.
                      (c) The net investment factor for each Account is the sum of 1.00000000 plus the net investment rate for the Account.

24. ACCUMULATION      The value of both the Fixed Dollar Annuity Accumulation
     UNIT VALUE       Unit and the Separate Account Accumulation Unit was
                      established at $10.00 as of July 1, 1971. The value of an Accumulation Unit of either type on the last day of any subsequent Valuation Period is determined by multiplying such value on the last day of the immediately preceding
                      Valuation Period by the net investment factor for the current Valuation Period. The value of an Accumulation
                      Unit as of any date other than a Valuation Date is equal to its value as of the immediately following Valuation
                      Date.

25.  REPORTS TO       The Company will send the Owner at least once in each
     THE  OWNER       contract year after the first (a) a statement which
                      reflects the investment results for the preceding year, and (b) a statement which reflects the value of the Accumulation Units credited to the contract in all cases where the contract provides for Cash Surrender Value.

                               SETTLEMENT PROVISIONS
26.     GENERAL       Subject to these provisions, the whole or any part (but in
  CONDITIONS OF       no case less than $2,000) of the proceeds due the Payee
     SETTLEMENT       in settlement of this contract may be made payable in
                      accordance with one of the following options, or in any other manner that may be agreed upon with the Company.
                      Any election, or change or revocation thereof, must be filed with the Company at its Home Office before settlement has been made and shall be effective only when attached hereto or endorsed hereon or otherwise recorded as the Company may require. The Change of Beneficiary provision under this contract shall apply to any election or change of election of an option prior to settlement date. If no election is in effect on the settlement date, the Payee entitled to the proceeds may at that time make such election. No settlement option will be available without the consent of the Company if this contract is assigned, or if the Payee is a corporation, association, partnership, trustee or estate.

                      The Payee under a settlement option operative on or after the death of the Annuitant shall be the Beneficiary during the lifetime of such Beneficiary. The Payee under a settlement option operative on or after Surrender of this contract shall be the Annuitant during the lifetime of such Annuitant.

                      Any settlement of this contract in accordance with the first paragraph on the face hereof, or under one of the first four settlement options in provision 28, shall be subject to satisfactory proof of age of any Payee.

27.  DATE OF          The right to interest will accrue under the Seventh Option
     PAYMENT          in provision 28, and the first income payment will be made under any other option, as of the date when the proceeds of this contract would otherwise be payable.

28.  SETTLEMENT       FIRST OPTION - Life Annuity - An annuity payable monthly
        OPTIONS       during the lifetime of the Payee, ceasing with the last
                      payment due prior to the death of the Payee.
                      SECOND OPTION - Life Annuity with 120, 180 or 240 Monthly
                      Payments Guaranteed - An annuity payable monthly during the lifetime of the Payee including the guarantee that if, at the death of the Payee, payments have been made for less than 120 months, 180 months or 240 months (as selected), payments shall be continued during the remainder of the selected period.
                      THIRD OPTION - Unit Refund Life Annuity - An annuity payable monthly during the lifetime of the Payee, ceasing with the last payment due prior to the death of the Payee, provided that, at the death of the Payee, the Beneficiary will receive an additional payment of the then dollar value of the number of Annuity Units equal to the excess, if any, of (a) over (b) where (a) is the total amount applied under the option divided by the Annuity Unit value at the effective date of the first annuity payment and (b) is the number of Annuity Units represented by each payment multiplied by the number of payments made.
                      FOURTH OPTION - Joint and Last Survivor Life Annuity - An annuity payable monthly during the joint lifetime of the Payee and a secondary Payee, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the death of the survivor.
                      FIFTH OPTION - Payments for a Designated Period - An amount payable monthly for the number of years selected which may be from 1 to 30 years.
                      SIXTH OPTION - Payments of a Specified Dollar Amount - The amount due may be paid in equal annual, semiannual, quarterly or monthly installments of a designated dollar amount (not less than $75. a year per $1,000 of the original amount due) until the remaining balance is less than the amount of one installment. To determine the remaining balance in either Account at the end of any valuation period such balance at the end of the previous period is decreased by the amount of any installment paid during the period and the result multiplied by the net investment factor for the period. If the remaining balance at any time is less than the amount of one installment, such balance will be paid and will be the final payment under the option.
                      SEVENTH OPTION - Investment Income - The amount due may be left on deposit with the Company in its General Account and a sum will be paid annually, semiannually, quarterly or monthly as selected, which shall be equal to the net investment rate for the period multiplied by the amount remaining on deposit.


FORM 1170                                                                 PAGE 6

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29.  ALLOCATION       At the time election of one of the first 5 settlement
     OF ANNUITY       options is made, the person electing the option may
                      further elect to have the Cash Surrender Value (amount due) applied to provide a variable annuity, a fixed dollar annuity or a combination of both. Election of the Sixth
                      Option may specify that the net investment factor for the Separate Account or the General Account is to apply or the amount due may be split between the two Accounts. If no election is made to the contrary, that portion of the amount due from the Separate Account shall be applied to provide a variable annuity and that portion of the amount due from the General Account shall be applied to provide a fixed dollar annuity. Election of the Seventh Option shall constitute election of fixed income.

30. VARIABLE          After the first monthly payment for a variable annuity
     ANNUITY          has been determined in accordance with provision 33 the
                      number of Separate Account Units is determined by dividing that first monthly payment by the Separate Account Annuity
                      Unit value at the effective date of the first annuity payment. Once variable annuity payments have begun, the number of annuity units remains fixed. The method of calculating the unit value is described in provision 32.

                      The dollar amount of the second and subsequent variable annuity payments is not predetermined and may change from month to month. The actual amount of each variable annuity payment after the first is determined by multiplying the number of Separate Account Annuity Units by the Separate Account Annuity Unit Value, as described in provision 32, for the date on which the payment is due.

                      The Company guarantees that the dollar amount of variable annuity payments shall not be affected by variation in the actual mortality experience of Payees from the mortality assumption as used in determining the first monthly payment.

31. FIXED DOLLAR      After the first monthly payment for a fixed dollar
         ANNUITY      annuity has been determined in accordance with provision
                      33, the number of Fixed Dollar Annuity Units is determined by dividing the first monthly payment by the Fixed Dollar
                      Annuity Unit value.  Such value will always equal $1.00.
                      Once fixed dollar annuity payments have begun, the number of Annuity Units remain fixed. Although fixed dollar annuity payments may never be less than the first monthly payment, each payment certain after the first under the Second or Fifth Option and the net investment rate applied under the Sixth and Seventh Options may be increased as a result of excess credits declared by the Board of Directors of the Company.

32. ANNUITY UNIT      The value of the Fixed Dollar Annuity Unit is fixed at
           VALUE      $1.00.  The value of the Separate Account Annuity Unit for
                      July 1, 1971 was fixed at $1.00 and for each day thereafter is determined by multiplying the value of the Separate Account Annuity Unit on the preceding day by the Annuity Change Factor for the Valuation Period ending on the 10th preceding day or by 1.0 if no Valuation Period ended on the 10th preceding day. The Annuity Change
                      Factor is equal to the amount determined by dividing the net investment factor for such Valuation Period by an amount equal to one (1) plus the interest rate for the number of calendar days in such Valuation Period at the effective annual rate of 3 1/2%.

33. ANNUITY TABLES    The Tables below show the dollar amount of the first
                      monthly payment for each $1,000 applied under the first 5 settlement options. Under the First, Second or Third
                      Options, the amount of each payment will depend upon the sex of the Payee and the Payee's adjusted age at the time the first payment is due. Under the Fourth Option, the amount of each payment will depend upon the sex of both
                      Payees and their adjusted ages at the time the first payment is due. Adjusted age is determined in accordance with the following table:

                         Calendar Year of Birth...............Adjusted Age
                              Before 1900..............Actual Age increased by 1
                              1900-1919................Actual Age
                              1920-1939................Actual Age decreased by 1
                              1940-1959................Actual Age decreased by 2
                              1960-1979................Actual Age decreased by 3
                              After 1979...............Actual Age decreased by 4

                      Actual age, as used in the table above shall mean age nearest birthday, at the time the first payment is due.

                      If it would produce greater benefits, the Company agrees that the first monthly payment to the Annuitant will be 103% of the first monthly payment produced by a then currently issued immediate annuity of the same form with a single Stipulated Payment equal to the Cash Surrender Value which is being applied under the contract.

34. MINIMUM           No election of any settlement option may be made under
   PAYMENTS           the contract for any Payee unless such election would
                      produce a first payment of at least $25. to that Payee and if a combination benefit is elected, no election may be made unless the first payment from each Account would be $25. to the Payee. If at any time, any payments to be made to any Payee from either Account are or become less than $25. each the Company shall have the right to change the frequency of payments to such interval as will result in the payment of at least $25. or if any payment would be less than $25. a year, the Company may make such other settlement as may be equitable to the Payee.


FORM 1170                                                                 PAGE 7

35. DESCRIPTION       The tables for the First, Second, Third and Fourth Options
      OF TABLES       in provision 28 are based on the Progressive Annuity Table assuming births in the year 1900 and a net investment rate of 3 1/2% a year. The tables for the Fifth Option are based on a net investment rate of 3% for the General
                      Account and 3 1/2% for the Separate Account.

36. PAYMENT OF        If any Payee dies while receiving payments under a
    GUARANTEED        settlement option, the present values at the current
       MONTHLY        dollar amount, on the date of death, of any remaining
      PAYMENTS        guaranteed number of payments or any then remaining
                      balance of proceeds under the Sixth or Seventh Options will be paid in one sum to the executor or administrators of the Payee unless other provision shall have been previously made and approved by the Company. Calculations for such present value of guaranteed payments remaining will assume a net investment rate of 3% a year in the General Account for the Fifth Option and 3 1/2% a year for all other General Account and all Separate Account options.

37. OPTION TO BEGIN   Upon written request by the Owner and any assignee and
     MONTHLY INCOME   irrevocable beneficiary, the commencement of monthly
      AT LATER DATE   income may be deferred and this contract continued until
                      any contract anniversary after the Maturity Date but not beyond the contract anniversary on which the attained age of the Annuitant is 75. Stipulated Payments may be continued on and after the Maturity Date in the manner specified in this contract or may cease on the Maturity
                      Date, as elected in said request.

                      In the event of the death of the Annuitant during the period during which monthly income is deferred, the Company will, upon receipt of due proof of such death, pay to the Beneficiary the Cash Surrender Value on the Valuation Date coincident with or next following the date written notice of death is received by the Company.

38.  SURRENDER OF     When the income provided on page 1 hereof becomes payable,
     CONTRACT FOR     or when a settlement option shall become operative, this
    SUPPLEMENTARY     contract must be surrendered to the Company in exchange
         CONTRACT     for a supplementary contract which shall set forth the
                      terms and conditions of payment of such income or under such settlement option.


FORM 1170                                                                 PAGE 8

                          AMOUNT OF FIRST MONTHLY PAYMENT

                      FOR EACH $1,000 OF NET TERMINATION VALUE



FIRST, SECOND AND THIRD OPTIONS - SINGLE LIFE ANNUITIES WITH:


                Monthly
               Payments                      Monthly Payments                                   Monthly Payments
 Adjusted     Guaranteed      Adjusted          Guaranteed                    Adjusted             Guaranteed
Age of Payee  ----------    Age of Payee  ----------------------    Unit    Age of Payee  -----------------------------      Unit
Male  Female  120    240    Male  Female  None   120   180   240   Refund   Male  Female  None    120      180      240     Refund
 20   24     $3.38  $3.37   40     44           $4.03       $3.98           60     64     $6.01  $5.79    $5.53    $5.13    $5.44
 21   25      3.40   3.39   41     45            4.08        4.03           61     65      6.18   5.94     5.63     5.24     5.56
 22   26      3.42   3.41   42     46            4.14        4.08           62     66      6.37   6.08     5.74     5.30     5.69
 23   27      3.44   3.43   43     47            4.20        4.13           63     67      6.57   6.24     5.84     5.36     5.82
 24   28      3.46   3.45   44     48            4.26        4.18           64     68      6.79   6.40     5.95     5.41     5.96
 25   29      3.49   3.48   45     49     $4.34  4.32 $4.28  4.23   $4.21   65     69      7.02   6.57     6.05     5.46     6.11
 26   30      3.51   3.50   46     50      4.42  4.39  4.35  4.28    4.27   66     70      7.27   6.74     6.15     5.51     6.27
 27   31      3.54   3.53   47     51      4.49  4.46  4.41  4.34    4.33   67     71      7.54   6.91     6.26     5.55     6.43
 28   32      3.57   3.55   48     52      4.57  4.53  4.48  4.40    4.39   68     72      7.83   7.10     6.35     5.59     6.60
 29   33      3.60   3.58   49     53      4.65  4.61  4.55  4.46    4.46   69     73      8.14   7.28     6.45     5.62     6.80
 30   34      3.63   3.61   50     54      4.74  4.69  4.62  4.52    4.53   70     74      8.48   7.47     6.54     5.65     6.98
 31   35      3.66   3.64   51     55      4.84  4.78  4.70  4.58    4.60   71     75      8.84   7.66     6.62     5.68     7.20
 32   36      3.69   3.67   52     56      4.94  4.87  4.78  4.65    4.67   72     76      9.23   7.85     6.70     5.70     7.43
 33   37      3.73   3.71   53     57      5.04  4.97  4.87  4.71    4.76   73     77      9.65   8.04     6.77     5.71     7.65
 34   38      3.77   3.74   54     58      5.16  5.07  4.95  4.78    4.84   74     78     10.11   8.23     6.83     5.72     7.90
 35   39      3.80   3.78   55     59      5.28  5.18  5.04  4.85    4.93   75     79     10.61   8.41     6.88     5.72     8.18
 36   40      3.84   3.82   56     60      5.40  5.29  5.13  4.91    5.02   76     80             8.58              5.72
 37   41      3.89   3.85   57     61      5.54  5.41  5.23  4.98    5.12
 38   42      3.93   3.90   58     62      5.69  5.53  5.33  5.05    5.22
 39   43      3.98   3.94   59     63      5.84  5.66  5.43  5.11    5.33



FOURTH OPTION - JOINT AND LAST SURVIVOR ANNUITY


                                                            Adjusted Age of Payee
     Adjusted Age of       -----------------------------------------------------------------------------------------------------
     Secondary Payee        Male 45        Male 50       Male 55       Male 60         Male 65       Male 70
  Male            Female   Female 49      Female 54     Female 59     Female 64       Female 69     Female 74       Male 75
   36              40       $3.68          $3.73         $3.77          $3.80           $3.82         $3.83          $3.84
   41              45        3.81           3.89          3.95           4.00            4.04          4.06           4.08
   46              50        3.93           4.05          4.15           4.24            4.30          4.35           4.38
   51              55        4.03           4.21          4.37           4.51            4.62          4.70           4.76
   56              60        4.13           4.35          4.58           4.80            4.99          5.14           5.25
   61              65        4.20           4.47          4.78           5.09            5.39          5.65           5.86
   66              70        4.25           4.57          4.94           5.36            5.81          6.23           6.60
   71              75        4.29           4.64          5.07           5.59            6.19          6.83           7.45
   76              80         ---           4.68          5.15           5.75            6.50          7.37           8.33
   81              85         ---           4.71          5.21           5.87            6.72          7.81           9.13

The monthly payment for any combination of ages not shown will be quoted upon request.



FIFTH OPTION - PAYMENTS FOR A DESIGNATED PERIOD


                       Amount of                                 Amount of                                 Amount of
   Years of         Monthly Payment            Years of       Monthly Payment              Years of     Monthly Payment
   Payment    Gen. Acct.     Sep. Acct.        Payment    Gen. Acct.    Sep. Acct.         Payment   Gen. Acct.    Sep. Acct.
       1       $84.47         $84.65               11      $8.86          $9.09                21      $5.32          $5.56
       2        42.86          43.05               12       8.24           8.46                22       5.15           5.39
       3        28.99          29.19               13       7.71           7.94                23       4.99           5.24
       4        22.06          22.27               14       7.26           7.49                24       4.84           5.09
       5        17.91          18.12               15       6.87           7.10                25       4.71           4.96
       6        15.14          15.35               16       6.53           6.76                26       4.59           4.84
       7        13.16          13.38               17       6.23           6.47                27       4.47           4.73
       8        11.68          11.90               18       5.96           6.20                28       4.37           4.63
       9        10.53          10.75               19       5.73           5.97                29       4.27           4.53
       10        9.61           9.83               20       5.51           5.75                30       4.18           4.45


FORM 1170-1171                                                            PAGE 9

                         THE FRANKLIN LIFE INSURANCE COMPANY


                         A Brief Description of This Contract

This is a Deferred Variable Annuity or Variable and Fixed Annuity Contract. A death benefit is payable before Maturity Date. Income is payable for life, first payment at Maturity Date. Schedules of additional Benefits and Stipulated Payments appear on Page 2.

     ALL INCOME PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT,
     WHEN BASED ON INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT,
     ARE VARIABLE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT.




FORM 1170